EXHIBIT 22.1



           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation into both (1) the Registration Statement on Form S-8 of Mustang Software, Inc. (file no. 333-07269) relating to 444,000 shares of Common Stock issuable upon exercise of options granted under the Mustang Software, Inc. 1994 Incentive and Nonstatutory Stock Option Plan and (2) the Registration Statements on Form S-8 of Mustang Software, Inc. (file no. 333-07235) relating to 50,000 shares of Common Stock issuable to participants pursuant to the Mustang Software, Inc. Employee Stock Purchase Plan of our report dated February 6, 1997 on the financial statements of Mustang Software, Inc. which appears in this Annual Report on Form 10-KSB for the year ended December 31, 1996.

Los Angeles, California
March 29, 1997


                                   Arthur Andersen L.L.P.